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Biogen Idec Q4 2007 Earnings Conference Call and Webcast February 6th 2008

Safe Harbor Statement This presentation contains forward-looking statements about: our 2008 guidance and our financial and operational goals through 2010 the sales potential of TYSABRI(r) (natalizumab) the anticipated development and timing of programs in our clinical pipeline our expected filings with regulatory agencies our external business development initiatives In addition, in the course of the presentation, we may provide additional information of a forward-looking nature. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those that we express or imply. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX(r) and RITUXAN(r), the uncertainty of success in commercializing other products including TYSABRI(r), the occurrence of adverse safety events with our products, the consequences of nomination of directors for election to our Board by an activist shareholder, the failure to execute our growth strategy successfully or to compete effectively in our markets, our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1.A. Risk Factors in our quarterly reports on Form 10-Q and in other periodic and current reports we file with the SEC. These forward-looking statements speak only as of the date of this presentation, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Proxy Communication Statement Biogen Idec and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Biogen Idec in connection with the Company's 2008 annual meeting of stockholders. Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Biogen Idec in connection with the Company's 2008 annual meeting of stockholders. In addition, Biogen Idec files annual, quarterly and special reports with the Securities and Exchange Commission (the "SEC"). The proxy statements and other reports, when available, can be obtained free of charge at the SEC's web site at www.sec.gov or from Biogen Idec at www.biogenidec.com. Biogen Idec stockholders are advised to read carefully any proxy statement filed in connection with the Company's 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision. The Company's proxy statement will also be available for free by writing to Biogen Idec Inc., 14 Cambridge Center, Cambridge, MA 02142. In addition, copies of the proxy materials may be requested from our proxy solicitor, Innisfree M&A Incorporated, by toll-free telephone at (877) 750-5836 or by e-mail at info@innisfreema.com.

Q4 2007 Earnings Call Agenda Introduction Elizabeth Woo, Investor Relations Overview Jim Mullen, CEO MS Franchise Update Bill Sibold, Senior Vice President, US Neurology R&D Update Cecil Pickett, President R&D Financial Performance Paul Clancy, CFO Q&A

James Mullen Chief Executive Officer Business Overview

2007 Overview Product Performance AVONEX worldwide revenues of $1.868 billion, +9% yoy Revenues to BIIB from RITUXAN(r) of $926 million, +17% yoy TYSABRI(r) global end user sales exiting Q4 at run rate exceeding $500 million annually. Financial Performance 2007: Revenues +18% yoy, non-GAAP EPS +22% yoy (GAAP EPS +216% yoy) Achieved long term growth goals set out at merger for 2003-2007 Pipeline 15 products in Phase 2 and beyond Built pipeline with organic progress and business development Added 10+ compounds for less than $650 Million over past few years 5 novel compounds in registrational trials and multiple meaningful data readouts by year end Corporate Development & Capital Structure Disciplined approach to acquisitions - strategic fit at attractive valuations $3 Billion Dutch tender offer share repurchase Sale Process

2004 2005 2006 2007 AVONEX 1417.2 1543.1 1706.7 1867.8 RITUXAN 615.7 708.9 810.9 926 TYSABRI 3.1 4.7 35.8 229.8 Strong Commercial Foundation Relaunched in US and launched in EU in July 2006 A major advance in MS for patients who need more efficacy Partnered with Elan Pharmaceuticals $3.9B in 2006 global end patient sales One of largest biologic blockbusters Standard of care for NHL Approved Feb 2006 for RA Continuing development to further expand label Partnered with Genentech Revenue to BIIB #1 prescribed MS therapy world wide Developed, launched, and marketed solely by Biogen Idec

2003 2004 2005 2006 2007 2008 2009 2010 Revenue 1.85 2.212 2.423 2.683 3.139 EPS 1.22 1.4 1.57 2.25 2.65 Biogen Idec Financial Performance Revenue and Non-GAAP EPS CAGR 14% CAGR 22% CAGR 2003 - 2007 CAGR Goal Revenue = 15% Non-GAAP EPS = 20% Revenue Non-GAAP EPS $2.74 (+22% Y/Y) $1.22 $1.9B $3.17B (+18% Y/Y) 2007-2010 Goal 15% Revenue 20% Non-GAAP EPS Pipeline Positioned for Strong Growth Note: The EPS references in this slide are to non-GAAP EPS. FY 2007 Non-GAAP EPS excludes purchase accounting charges including amortization of acquired intangible assets and IPR&D of approximately $274 million (approximately $0.86 per share) for already completed transactions, stock option expense due to FAS 123R estimated to be in the range of $30- $40 million, (approximately $ 0.10-$0.12 per share), gain on the sale of long-lived assets of $7 million (approximately $0.02 per share), and tax impact from these items of $50-60 million, (approximately $0.16-$0.19 per share). Non-GAAP EPS for other years excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects. Full detail can be found on Table 3 from Biogen Idec's Q4'07 earnings press release or the end of this presentation.

Building Pipeline with Efficient Use of Cash Recent Business Development Deals Upfront Payments $220M $140M $30M $7.5M $150M $40M $50M Future Potential Payments Up to $315M Up to $660M Up to $239M Up to $30M Up to $100M Up to $80M Up to $170M > 10 molecules ~$1.6B Less than $640M Year Completed 2003/2006 2005 2006 2006 2006 2007 2007

$3 billion returned to shareholders at Dutch Auction Accept for payment an aggregate of 56.4 million shares Purchase price of $53 per share Aggregate share repurchase of $3 billion Represented 16.4% of shares outstanding <$640 million upfront access to 10+ compounds Divestment of non-core products and sale of underutilized facilities Disciplined Use of Cash

Bill Sibold Senior Vice President MS Franchise Update

Leading Multiple Sclerosis Franchise AVONEX(r) - #1 prescribed MS therapy worldwide TYSABRI(r) - New level of efficacy Pipeline - Best and broadest for the future

Most prescribed MS therapy & 11 years as market leader Q4-06 Q1-07 Q2-07 Q3-07 Q4-07 AVONEX U.S. Sales (in $ millions) 261 270 269.6 266.4 279 AVONEX International Sales (in $ millions) 178 179 192 189 223.5 +15% Global Revenue Growth AVONEX(r) ... Disrupts Disease Not Patients' Lives

TYSABRI Safety and Utilization

TYSABRI (natalizumab)

- Utilization as of Late December 2007: Over 21,000 patients on TYSABRI therapy worldwide
  - U.S. Commercial: ~12,900 patients on commercial therapy
  - International Commercial: ~7,500 patients on commercial therapy
  - Clinical Trials: ~700 patients on therapy in clinical trials

Current Utilization Data as of:	Early Feb 2007	Mid Apr 2007	Late May 2007	Mid July 2007	End of Sept 2007	End of Dec 2007
Update venue	BIIB / ELN Q4-06 earnings	BIIB / ELN Q1-07 earnings	BIIB Annual Shareholders Mtg	One Year Anniv & BIIB / ELN Q2-07 earnings	ECTRIMS & BIIB / ELN Q3-07 earnings	JPMorgan HC Conf
U.S. commercial patients on therapy	5,000	6,600	7,600	8,600	10,500	12,900
International commercial patients on therapy	1,600	2,500	3,200	4,300	5,500	7,500
Total commercial & clinical trial patients on therapy	**7,500**	**10,000**	**12,000**	**14,000**	**17,000**	**21,100**
Prescribing physicians in the U.S.	1,300	1,500	1,700	1,800	2,100	2,500
Weeks from prior update	--	9 weeks	6 weeks	7 weeks	11 weeks	13 weeks

- Safety as of December 2007
  - Mid December: TYSABRI exposure in the clinical trial and post-marketing settings
    - ~30,900 patients ever exposed
    - ~6,300 patients exposed for at least one year
  - Late December: No new cases of PML since re-launch in US and launch Internationally in July 2006

Cumulative Safety Data as of:	Feb 23, 2007	May 23, 2007	Sept 21, 2007	Mid Dec, 2007
Update venue	2007 AAN Meeting	2007 ENS Meeting	2007 ECTRIMS Meeting	2008 JPMorgan HCC
Patients on therapy for one year	--	--	--	6,300
Cumulative total patient exposure	18,000	21,000	26,200	30,900

Most recent TYSABRI® updates – Utilization and safety: January 7, 2008 press release and presentation at the JPMorgan Healthcare Conference. Numbers are approximate.

élan It's in everything we do

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Page 14 February 6, 2008

TYSABRI(r) U.S. Source of Patients Since Launch ~4 out of 5 TYSABRI(r) patients in the US are new to the Biogen Idec MS franchise Avonex BCRs Non-ABCRs East 1 2.25 1.75 AVONEX(r) 21% Switchers from BETASERON(r), COPAXONE(r) and REBIF(r) 44% New to Market 35% Includes Returning quitters Non-ABCR therapies Naive patients Note: BETASERON is a trademark of Bayer HealthCare Pharmaceuticals Inc.; REBIF is a trademark of Ares Trading S.A.; COPAXONE is a trademark of Teva Pharmaceutical Industries Ltd. Single largest source of TYSABRI(r) patients is COPAXONE(r)

TYSABRI(r) Approved in Over 30 Countries - Austria - Denmark - Iceland - Malta - Slovakia - Australia - Estonia - Ireland - Netherlands - Slovenia - Belgium - Finland - Israel - New Zealand - Spain - Bulgaria - France - Italy - Norway - Switzerland - Canada - Germany - Latvia - Poland - Sweden - Cyprus - Greece - Lithuania - Portugal - UK - Czech - Hungary - Luxembourg - Romania - US Launched countries listed in dark blue Launched in 22 countries as of December 2007:

TYSABRI(r) Global Sales TYSABRI End Patient Revenue Q3-06 Q4-06 Q1-07 Q2-07 Q3-07 Q4-07 U.S. 5.4 23 35.8 46.8 58.5 76.4 International 2.7 7.2 12.7 25.2 34.8 52.7 $30 $500 million annual run rate $8 $48 $72 $93 $129

TYSABRI Crohn's Disease TYSABRI(r) approved in US on January 14th 2008 Approved for inducing and maintaining clinical response and remission in adult patients with moderately to severely active Crohn's disease (CD) with evidence of inflammation who have had an inadequate response to, or are unable to tolerate, conventional CD therapies and inhibitors of TNF-alpha Tysabri is available to CD patients through a CD-specific risk management plan that includes participation in the mandatory TOUCH(tm) Prescribing Program Anticipated to be available to CD patients by the end of February 2008 Crohn's Disease Market Opportunity Chronic and progressive inflammatory disease of the gastrointestinal tract Unmet medical need as many patients fail to respond to current therapies ~500,000 CD patients in the US Estimated 40,000 - 50,000 CD patients in the US are currently being treated with a biologic therapy Expected to grow with recent entry of new agents Sales of anti-TNF agents for CD estimated at ~$700 million in 2007

Cecil Pickett President R&D R&D Update

Clinical Pipeline Progress Positive regulatory decisions TYSABRI(r) CD sBLA approval in US RITUXAN(r) TNF-IR RA slow the progression of structural damage sBLA approval in US Positive data readouts RITUXAN(r) Phase 3 SERENE study in DMARD-IR RA met primary endpoint RITUXAN(r) Phase 3 SUNRISE re-treatment study in TNF-IR RA met primary endpoint Baminercept alfa (LTbR-Ig) Phase 2a study in RA presented in detail at ACR Accruing patients in our registration stage programs Lumiliximab (anti-CD23 MAb) in CLL Orphan Medicinal Product status in EU expected this month Galiximab (anti-CD80 MAb) in NHL BG-12 in relapsing remitting MS Expect to start two additional pivotal trials by year end 2008 Lixivaptan in hyponatremia/heart failure Adentri in Acute decompensated congestive heart failure

Clinical Pipeline Progress Continued Selected ongoing programs with data readout expected in 2008 RITUXAN(r) Phase 3 OLYMPUS study in primary progressive MS RITUXAN(r) Phase 3 EXPLORER study in systemic lupus erythematosus RITUXAN(r) Phase 3 REACH study in chronic lymphocytic leukemia Baminercept alfa (LTbR-Ig) Phase 2b program in rheumatoid arthritis HSP90 inhibitor FDG-PET Phase 2 study in gastrointestinal stromal tumor BIIB14 Phase 2a program in Parkinson's disease Volociximab (M200) Phase 1 and 2 studies in several solid tumors Long acting rFactor IX Phase 1/2 study in hemophilia B Other pipeline progress Completed enrollment of RITUXAN(r) IMAGE study in Q4 Primary endpoint is inhibition of structural damage at 52 weeks in DMARD-IR RA patients TYSABRI(r) multiple myeloma IND filed Anti-Cripto-DM4 solid tumors IND filed Neurimmune collaboration agreement announced

Baminercept Phase 2a Data Dual-mechanism, lymphotoxin-b and LIGHT pathway inhibitor Presented Phase 2a data as poster at ACR meeting on November 9th Clinically meaningful ACR responses 8 weeks after the final 4th weekly SC dose Phase 2b RA program ongoing 380 patient DMARD-IR dose ranging trial 120 patient TNF-IR trial Primary endpoint for both ACR50 at 3 months

Pipeline Drives Growth Beyond 2010

Data Readouts Through Year End 2008

	PC/Ph. 1	Proof of Concept/Ph. 2	Registrational and Filing
Internally Sourced	Anti-CRIPTO Solid Tumors Anti-TWEAK RA Avonex UC RAF Solid Tumors	Anti-CD20 RRMS Baminercept (LTβR-Ig) RA ✓ H2'07 Ph2a ❑ H2'08 Ph2b	Lumiliximab CLL Galiximab NHL RITUXAN® RA DMARD-IR ✓ H1'08 Ph3 RITUXAN® Lupus ❑ H1'08 Ph2/3 RITUXAN® PPMS ❑ H1'08 Ph2/3 RITUXAN® CLL ❑ H2'08 Ph3
Externally Sourced	Factor IX Hem B ❑ H2'08 Ph1/2 Factor VIII Hem B Neublastin Neuropathic Pain Anti-CD40L Fab SLE Anti-IGF-1R Solid Tumors TYSABRI® Multiple Myeloma	Adentri CHF Aviptadil PAH BIIB14 PD ❑ H2'08 Ph2a CDP323 MS Daclizumab MS ✓ H2'07 Ph2 HSP90i GIST ❑ H2'08 Ph1/ 2 Volociximab Solid Tumors ❑ H2'08 Ph1/2	BG-12 RRMS Lixivaptan Hyponatremia/CHF Ocrelizumab RA

15 Programs in Ph. 2 or Beyond

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Page 23 February 6, 2008

Biogen Idec Pipeline


Neurology
Pre-Clinical
Phase 1
Phase 2
Phase 3
Market
AVONEX
Multiple sclerosis
TYSABRI
Multiple sclerosis
BG-12
Multiple sclerosis
RITUXAN/ Ocrelizumab
Multiple sclerosis
Daclizumab
Multiple sclerosis
CDP323
Multiple sclerosis
BIIB014
Parkinson's disease
Neublastin
Pain
LINGO
MS
Oncology
Pre-Clinical
Phase 1
Phase 2
Phase 3
Market
RITUXAN
NHL & CLL
Anti-CD80 (galiximab)
NHL
Anti-CD23 (lumiliximab)
CLL
M200 / anti-α5β1 (volociximab)
Solid tumors
Hsp90 Inhibitor (BIIB021)
Solid tumors
TYSABRI (natalizumab)
Myeloma
Anti-IGF-1R (BIIB022)
Solid
Anti-Cripto-DM4 (BIIB015)
Solid
MMK Inhibitor
Solid
Raf Inhibitor
Solid
Immunology
Pre-Clinical
Phase 1
Phase 2
Phase 3
Market
RITUXAN
Rheumatoid arthritis
FUMADERM
Psoriasis
TYSABRI
Crohn's disease
RITUXAN
Lupus (SLE and LN)
Ocrelizumab (2nd gen. anti-CD20 MAb)
Rheumatoid arthritis
LTβR-Ig (Baminercept)
Rheumatoid arthritis
Anti-CD40L
SLE
Anti-TWEAK
RA
Cardiopulmonary & Emerging Areas
Pre-Clinical
Phase 1
Phase 2
Phase 3
Market
Lixivaptan
Heart Failure / Hyponatremia
ADENTRI
Heart Failure
Aviptadil
PAH
Long Acting rFactor IX
Hem B
Long Acting rFactor VIII
Hem A
Internal and Licensed Programs
Collaboration and Partnered Programs

Page 24 February 6, 2008

Paul Clancy Chief Financial Officer Financial Performance

Q4 2007 Financial Performance Q4 2007 revenue growth of 26% year over year Surpassed full year 2007 guidance Recently issued 2008 financial guidance consistent with 2010 goals

AVONEX(r) & RITUXAN(r) Revenue Growth Q4-06 Q1-07 Q2-07 Q3-07 Q4-07 AVONEX Worldwide Sales (in $ millions) 439 449 461.6 454.9 502.5 Q4-06 Q1-07 Q2-07 Q3-07 Q4-07 BIIB Revenue (in $ millions) 218 207 230.6 234.6 253.7 US Net Sales (in $ millions) 560 535 582 572 596 AVONEX(r) RITUXAN(r) +15% +17% +6%

Q4 2007 Financial Worksheet Revenues ($ millions) Q4 06 Q4 07 %D 2006 2007 %D Notes AVONEX(r) U.S. Revenues $261 $279 7% $1,022 $1,085 6% AVONEX(r) International Revenues $178 $224 26% $685 $783 14% Total AVONEX(r) Sales $439 $503 15% $1,707 $1,868 9% TYSABRI(r) Revenue to BIIB1 $18 $90 400% $36 $230 539% Total Product Sales $464 $604 30% $1,781 $2,137 20% Revenue from Unconsolidated Joint Business [RITUXAN(r)] $218 $254 17% $811 $926 14% Royalties $26 $33 27% $86 $102 19% Total Revenue $708 $893 26% $2,683 $3,172 18% Biogen Idec's Q3 2006 and 2006 TYSABRI revenues included $14 million of previously deferred revenue related to the initial TYSABRI launch in the U.S. in Q4 2004. The revenue was deferred until the product's ultimate disposition was determined in accordance with the company's revenue recognition policy.

Q4 2007 Financial Worksheet Costs and Expenses ($ millions) Q4 06 Q4 07 %D 2006 2007 %D Notes Non-GAAP Cost of Sales1 $62 $88 41% $266 $335 26% % of Product Sales 13.4% 14.6% 14.9% 15.7% Non-GAAP R&D Expenses2 $197 $226 15% $699 $911 30% % of Total Revenues 27.8% 25.3% 26.1% 28.7% Non-GAAP SG&A Expenses3 $182 $188 4% $654 $753 15% % of Total Revenues 25.7% 21.1% 24.4% 23.7% Collaboration Profit (Loss) Sharing Expense [International TYSABRI(r)] ($4) $14 na ($10) $14 na For Q4'06 and Q4'07 there were no adjustments between GAAP and non-GAAP COGS. For 2006 GAAP COGS expense was $274 million and 15.4% of Product Revenues, non-GAAP COGS expense excludes $7.8 million in fair value step up of inventory acquired from former Biogen, Inc. and Fumapharm and $0.1 million in stock option expense. For 2007 GAAP COGS expense was $335 million and 15.7% of Product Revenues, non-GAAP COGS expense excludes $0.1 million in stock option expense. For Q4'06 GAAP R&D expense was $199 million and 28.2% of Total Revenues, non-GAAP R&D expense excludes $2.9 million in stock option expense. For Q4'07 GAAP R&D expense was $229 million and 25.7% of Total Revenues, non-GAAP R&D expense excludes $3.5 million in stock option expense. For 2006 GAAP R&D expense was $718 million and 26.8% of Total Revenues, non-GAAP R&D expense excludes $19.3 million in stock option expense and $0.3 million in restructuring. For 2007 GAAP R&D expense was $925 million and 29.2% of Total Revenues, non-GAAP R&D expense excludes $12.9 million in stock option expense and $1.2 million in restructuring. For Q4'06 GAAP SG&A expense was $187 million and 26.4% of Total Revenues, non-GAAP SG&A expense excludes $4.6 million in stock option expense and $0.4 million in restructuring. For Q4'07 GAAP SG&A expense was $194 million and 21.7% of Total Revenues, non-GAAP SG&A expense excludes $5.3 million in stock option expense. For 2006 GAAP SG&A expense was $685 million and 25.5% of Total Revenues, non-GAAP SG&A expense excludes $28.9 million in stock option expense, $2.0 million in restructuring and $0.1 million in merger related and purchase accounting costs. For 2007 GAAP SG&A expense was $776 million and 24.5% of Total Revenues, non-GAAP SG&A expense excludes $22.6 million in stock option expense and $0.6 million in restructuring.

Q4 2007 Financial Worksheet

- Other Selected Financials ($ millions except EPS)

	Q4 06	Q4 07	%Δ	2006	2007	%Δ	Notes
Other income, net[1]	($11)	($2)	*na*	$52	$59	*13%*	
Non-GAAP Tax Rate[2]	29.8%	29.2%		31.0%	27.8%		
Non-GAAP Net Income[3]	**$184**	**$266**	*45%*	**$777**	**$879**	*13%*	
Weighted average shares used in calculating diluted EPS (millions)	343.1	299.7		345.3	320.2		
Non-GAAP EPS[3]	**$0.53**	**$0.89**	*68%*	**$2.25**	**$2.74**	*22%*	

1. For Q4'06 other income, net there were no adjustments between GAAP and non-GAAP. For Q4'07 GAAP other income, net GAAP was $32.6 million, and non-GAAP other income, net excludes $34.3 million related to the consolidation of Neuimmune. For 2006 other income, net there were no adjustments between GAAP and non-GAAP. For 2007 GAAP other income, net GAAP was $130.8 million, and non-GAAP other income, net excludes $72.3 million related to the consolidation of Cardiokine and Neuimmune and gain on the sale of long lived assets.
2. For Q4'06 GAAP tax rate was 40.0%. For Q4'07 GAAP tax rate was 31.8%. For 2006 GAAP tax rate was 56.6%. For 2007 GAAP tax rate was 29.9%. The difference between the GAAP and non-GAAP tax rate for all periods is a result of the cumulative effects of the reconciliation that can be found on Table 3 from Biogen Idec's Q4'07 earnings press release or the end of this presentation and the footnotes to the prior slide of this presentation.
3. See Table 3 from Biogen Idec's Q4'07 earnings press release or the end of this presentation for the most directly comparable GAAP net income and diluted GAAP EPS, with a reconciliation to the non-GAAP net income and diluted non-GAAP EPS.

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Page 30 February 6, 2008

Maintaining Financial Guidance Financial guidance for 2008 First Issued 2008 Financial Guidance on January 7, 2008 15% to 20% revenue growth over 2007 Increasing leverage of operating margins Non-GAAP R&D: 26-28% of revenue Non-GAAP SG&A: 21-23% of revenue Non-GAAP Tax rate expected to be 28% - 30% GAAP diluted EPS guidance $2.23 - $2.38 Non-GAAP diluted EPS $3.20 - $ 3.35 Capital Expenditures $210 - $260 million Note: In order to reconcile the 2008 GAAP and non-GAAP guidance, we have excluded the following items from non-GAAP diluted EPS guidance provided above: 1) Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $340 million pre-tax, or approximately $0.92 per share after-tax, for already completed transactions; 2) Stock option expense due to SFAS 123R in 2008 is estimated to be approximately $20 million pre-tax (including approximately $4 million in R&D and approximately $16 million in SG&A), or approximately $0.05 per share after-tax. 3) The difference between the GAAP and non-GAAP tax rate is a result of the cumulative effects of the reconciliations listed above.

2010 Operating Goals Drive exceptional revenue growth TYSABRI(r) patients on therapy exceeds 100,000 by year end 2010 AVONEX(r) maintains its patient market share in the "ABCR" market Anti-CD20 franchise growth fueled by filings in at least 2 additional indications Over 40% of revenue from International business Build the best pipeline in the industry 2 new products or major indications launched 6 programs in late stage development Continued execution of disciplined external growth strategy

2007 to 2010 Financial Goals 15% revenue compound annual growth rate 20% non-GAAP EPS compound annual growth rate 25% GAAP EPS compound annual growth rate Pipeline positioned to sustain this growth Note: The EPS references in this slide are to non-GAAP EPS. FY 2007 Non-GAAP EPS excludes purchase accounting charges including amortization of acquired intangible assets and IPR&D of approximately $274 million (approximately $0.86 per share) for already completed transactions, stock option expense due to FAS 123R estimated to be in the range of $30- $40 million, (approximately $ 0.10-$0.12 per share), gain on the sale of long-lived assets of $7 million (approximately $0.02 per share), and tax impact from these items of $50-60 million, (approximately $0.16-$0.19 per share). Non-GAAP EPS for other years excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects. Full detail can be found on Table 3 from Biogen Idec's Q4'07 earnings press release or the end of this presentation.

James Mullen Chief Executive Officer Summary

Summary Drivers of 2008 performance: Overall MS franchise growth Increasing depth & breadth of TYSABRI(r) usage in US & ROW Pipeline Progress Growth through internal programs & business development Clinical execution in 2007 & data readouts in 2008 Focused on 2010 goals 2008 financial guidance in line with goals

Questions & Answers

GAAP to non-GAAP Reconciliation Diluted EPS and Net Income: Q4 & FY 2007 Note: Numbers may not foot due to rounding.

GAAP to non-GAAP Reconciliation Diluted EPS and Net Income: Five Year History Notes: The non-GAAP financial measures presented in this table are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Our non- GAAP financial measures are defined as reported, or GAAP, values excluding (1) purchase accounting and merger-related adjustments, (2) stock option expense and the cumulative effect of an accounting change relating to the initial adoption of SFAS No. 123R and (3) other items. Our management uses these non-GAAP financial measures to establish financial goals and to gain an understanding of the comparative financial performance of the Company from year to year and quarter to quarter. Accordingly, we believe investors' understanding of the Company's financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and non-GAAP diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income and diluted EPS. The GAAP figures reflect: * 2004 and beyond - the combined Biogen Idec * 2003 - a full year of IDEC Pharmaceuticals and 7 weeks of the former Biogen, Inc. (for the period 11/13/03 through 12/31/03) Numbers may not foot due to rounding. Source: Biogen Idec Annual Reports, 10-K filings and earnings press releases (FY 2003-2007).